Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-169377, 333-51494, 333-143770, and 333-185318) and Form S-3 (No. 333-191533) of Leucadia National Corporation of our report dated January 28, 2013 (January 28, 2014 as to the effects discussed in Note 1-Immaterial Prior Year Adjustments appearing in the Annual Report on Form 10-K of Jefferies Group LLC and its subsidiaries for the year ended November 30, 2013) relating to the consolidated financial statements of Jefferies Group, Inc. (predecessor of Jefferies Group LLC) (“Jefferies”) appearing in the Annual Report on Form 10-K of Leucadia National Corporation and its subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 27, 2015